                                                                  EXECUTION COPY
                                                                  --------------

                               REDEMPTION AGREEMENT

          THIS REDEMPTION AGREEMENT (this "Agreement") is made and entered into
                                           ---------
on this 1st day of June, 2001 (the "Effective Date"), by and between United Air
                                    --------------
Lines, Inc., a Delaware corporation ("United"), and MyPoints.com, Inc., a
                                      ------
Delaware corporation ("MyPoints").
                       --------

     WHEREAS, United is one of the world's largest airline companies; and

     WHEREAS, MyPoints owns, operates and administers MyPoints(R), an online incentive loyalty program (the "Program"), which allows qualified individuals
                                -------
who have enrolled as members to earn points redeemable for products and services by participating in consumer-based web activity; and

     WHEREAS, United intends to sell (either by itself or through an agent) discount travel certificates, companion travel certificates and roundtrip travel certificates which are redeemable for air travel in accordance with the terms and conditions of this Agreement and the attachments hereto (collectively, the "Certificates") to MyPoints for use in the Program; and
 ------------

     WHEREAS, in order to induce United to enter into this Agreement, MyPoints has agreed to designate United as the exclusive airline company for the Program during the term of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.   Term and Termination.
     --------------------

     A. This Agreement is made and is effective as of the Effective Date. The term of this Agreement will commence as of the Effective Date and will expire on June 1, 2003 (the "Expiration Date").
                                       ---------------

     B. This Agreement may be terminated by United, without cause and for any reason it deems appropriate, upon 90 days prior written notice to MyPoints (the "Early Termination Date").
                         ----------------------

     C. Any payment, fulfillment or other administrative provisions shall remain in effect for a period of three months following the Expiration Date or the Early Termination Date, whichever is applicable, of this Agreement.

2.   The Certificates.
     ----------------

     A. The Certificates shall be subject to the terms and conditions set forth on Attachment B hereto, and MyPoints shall be responsible for
                   ------------
          informing and advising consumers that participate in the Program of the terms and conditions of the Certificates.

     B. As of the earlier of the Expiration Date or the Early Termination Date, MyPoints shall cease all distribution of Certificates, as well as cease all promotion of United's involvement in the Program. Any and all Certificates purchased by MyPoints but not distributed to its members will remain valid (for the purposes provided for in the next sentence) but are non-refundable and no longer eligible for distribution under the Program. MyPoints may, however, with United's prior written consent, give Certificates to its personnel for non-business travel.

     C. MyPoints agrees that it will only distribute Certificates pursuant to the Program and will not distribute the Certificates in any manner inconsistent with the terms and conditions of

                                    1 of 20
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          this Agreement or the attachments hereto, and MyPoints further agrees that it will not issue, sell or otherwise convey Certificates in any manner, including, without limitation, pursuant to its offline services group.

     D. MyPoints acknowledges and agrees that once a Certificate has been distributed to a consumer pursuant to the Program, MyPoints cannot control the consumer's subsequent use of such Certificate. MyPoints' rights under this Agreement are solely for the purchase of Certificates under this Agreement for distribution pursuant to the Program.

     E. MyPoints understands and agrees that it is solely responsible for the appropriate use and control of the Certificates once they have been provided to MyPoints.

     F. MyPoints shall establish its own internal control systems to protect against the improper distribution of Certificates or any other activity that is inconsistent with this Section 2. If either party
                                                  ---------
          discovers or learns of any improperly distributed Certificates or other activity inconsistent with this Section 2, such party shall so
                                                ---------
          advise the other party and cooperate with the other party in resolving the matter. MyPoints shall prevent any Certificates that it purchases under this Agreement from being brokered or otherwise used for corporate travel or flight upgrades on United, or any of its Star Alliance or other airline partners, by employees or agents of MyPoints. MyPoints agrees to provide United and its agents, upon three business days prior notice from United, with access during normal business hours to such documents and other records as United may reasonably request in order to confirm that MyPoints is in compliance with its obligations in this Section 2F (an "Audit"); provided,
                                       ----------      -----    --------
          however, that United may not conduct an Audit more than one time in
          -------
          any quarterly period during the term of this Agreement.

3.   Purchase of Certificates.
     ------------------------

     A. Beginning on the Effective Date and terminating on the earlier of the Expiration Date or the Early Termination Date, United, by itself or through an agent, agrees to sell Certificates to MyPoints and MyPoints agrees to purchase from United, at the prices and on the terms and conditions as set forth in this Agreement and the attachments hereto, Certificates, that are to be distributed exclusively to qualified consumers desiring to participate in the Program.

     B. (i) MyPoints may purchase a maximum of 40,000 Certificates from United or its affiliates each month during the term of this Agreement, on the terms and subject to the conditions set forth on Attachment B.
                                                           ------------
          Notwithstanding the foregoing, United may reduce the maximum number of Certificates MyPoints may purchase upon 72 hours notice, provided,
                                                                   --------
          that in no event will United reduce the number of Certificates MyPoints may purchase below 25,000 Certificates each month.

          MyPoints may re-order and pre-pay for additional Certificates during the term of this Agreement, on the same terms and subject to the same conditions, in subsequent blocks of not less than 500 Certificates of each category of Certificates ordered (for example, each type of discount travel certificate, each type of companion travel certificate and each type of roundtrip travel certificate). Notwithstanding the foregoing, MyPoints may re-order Certificates with a per Certificate price in excess of $200 in blocks of not less than 100 Certificates. United shall provide MyPoints with the Certificates promptly after receiving MyPoints' payment for such re-ordered Certificates.

                                    2 of 20
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4.   Payment.
     -------

     A. Exclusive of any and all applicable taxes and surcharges levied, MyPoints shall pay United the amounts described on Attachment B,
                                                             ------------
          subject to the terms and conditions described therein. United shall have the right, upon 30 days prior written notice, to change the terms and conditions of the Certificates, except as otherwise provided in the next sentence. In addition, beginning on the date that is six months from the Effective Date and continuing through the term of this Agreement, United shall have the right to increase the individual price of each Certificate set forth herein one time in an amount not to exceed the greater of $5 or 15%; provided, however, that in no
                                              --------  -------
          event will the prices of Certificates exceed the lowest prices offered by United to any other third party who has entered into an agreement with United on terms substantially similar to those described herein (including, without limitation, substantially similar volume commitments and terms and conditions for the Certificates) to offer travel certificates pursuant to an incentive loyalty program. Notwithstanding the foregoing, United's obligation in the previous sentence shall not apply to any special promotions United may offer from time to time nor shall it apply to any agreement United may have entered into prior to the date hereof.

     B. MyPoints shall pay all applicable sales, use or excise taxes, but no party shall pay any taxes or tax-related surcharges determined by another party's income, net worth, franchise, property or purchases, which shall be borne solely by that other party.

     C. (i) MyPoints will pay all amounts due in full prior to the issuance of any Certificates. MyPoints shall remit its pre-paid orders for Certificates, in the block amounts and at the fees specified herein, by wire transfer of immediately available funds to an account so designated by United in writing.

          (ii) Upon receipt of payment, United shall promptly send the Certificates to MyPoints.
     D. All Certificate orders must be approved by United prior to fulfillment. Certificates, once issued to MyPoints, will be re-issued to MyPoints if lost for a fee of USD $25.00 per Certificate that must be voided and re-issued. Certificates that are lost, stolen or otherwise misplaced by consumers will not be replaced by United, and MyPoints shall not replace any Certificates lost by, stolen from or otherwise misplaced by consumers. Certificates have no cash or other value. The Certificates are not refundable by United, but may be refundable by MyPoints to consumers. Certificates are not transferable, except as otherwise provided by the terms and conditions on the Certificates.

5.   Promotion.
     ---------

     A. United shall have full editorial and creative control over all communications contemplated by this Article 5 and MyPoints shall
                                              ---------
          submit copy and layout of all marketing, advertising and promotional materials (including e-mail correspondence) featuring the use of United's or any of its affiliate's or any other names, logos, logotypes, insignia, service marks, trademarks, trade names, trade dress, copyrights, or any other intellectual property for review at least 72 hours prior to publication, printing or other broadcast. Except as provided below, MyPoints shall not directly or indirectly refer or associate United or any of its parents, subsidiaries, affiliates or agents, with any solicitation, mailing or customer list unless otherwise authorized by the appropriate party hereto in advance, in writing, in each instance.

     B. During the term of this Agreement, MyPoints shall be entitled to list United as a redemption partner in press releases and other Program materials relating to the Program.

                                    3 of 20
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          For example, MyPoints will mention United in the following context:
          Rewards are provided by premier brands, including United [and a list of redemption partners].

     C. Within 30 days of the date hereof, MyPoints shall make a direct announcement to all of its Program members to the effect that United is the official airline redemption partner of MyPoints and that members of the Program can now redeem their points for discounted travel on United.

     D. United shall be featured on MyPoints' website and in its general communications with its members throughout the term of this Agreement in a manner that is no less prominent than any other MyPoints partner, including, without limitation, Barnes & Noble, Hilton, Macy's, Blockbuster and the Olive Garden.

     E.   For a period of ninety days from the date hereof (the "Promotional
                                                                 -----------
          Period"), MyPoints agrees to promote United as its official airline
          ------
          redemption partner through special redemption emails to participants in the Program. In addition, MyPoints further agrees to promote United in all general communications to its members during the Promotional Period. Upon expiration of the Promotional Period, MyPoints agrees to promote United in the manner contemplated by Section 5D above.
                                                       ----------

6.   Exclusivity.
     -----------

     A. During the term of this Agreement, MyPoints and its affiliates agree not to enter into any contract, agreement or any other arrangement whatsoever with another airline company or other company that offers air travel tickets, certificates or air miles in any form to provide any of the foregoing services without United's prior written consent, which may be withheld in United's sole discretion. MyPoints further agrees, subject to Section 6D below, not to amend or change the terms
                             ----------
          of, or expand or supplement the activities conducted in any manner under the following agreements: (i) the agreement dated June 11, 1998 between MyPoints (f/k/a Intellipost Corporation) and Alaska Airlines, Inc. (the "Alaska Agreement"); (ii) the agreement dated February 2,
                     ----------------
          2001 between MyPoints and Lifestyle Vacation Incentives (the "Lifestyle Agreement"); and (iii) the agreement dated July 24, 2000
           -------------------
          between MyPoints and HMI, Inc. (the "VacationMiles Agreement" and
                                               -----------------------
          together with the Alaska Agreement and the Lifestyle Agreement collectively referred to as the "Excluded Agreements"). MyPoints
                                           -------------------
          further agrees that none of the activities currently conducted within MyPoints Offline Services (f/k/a Alliance Development Group) ("Offline
                                                                         -------
          Services") will be promoted, marketed, featured, affiliated or
          --------
          participate in any way in the Program. Except for the Excluded Agreements and agreements within Offline Services, MyPoints represents and warrants that neither it nor any of its affiliates has any existing contract, agreement or other arrangement of any type with any other airline company or other company that offers air travel tickets, certificates or air miles in any form to provide any of the foregoing services.

     B. Within 30 days of the date hereof, United shall have the right to require MyPoints to terminate, fail to renew (and no longer perform under) or amend the VacationMiles Agreement (such that MyPoints will no longer have the right to offer air travel tickets, certificates or air miles in any form pursuant thereto); provided, however that if
                                                   --------  -------
          MyPoints chooses to terminate or fail to renew the VacationMiles Agreement, MyPoints may enter into a new agreement with HMI, Inc. not otherwise inconsistent with the terms of this Article VI.
                                                        ----------

     C. During the term of this Agreement, if MyPoints wishes to expand or supplement the activities conducted in any manner under the Lifestyle Agreement, United shall have a right of first refusal to provide such services as expanded or supplemented.

                                    4 of 20
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     D.   MyPoints agrees not to market, feature or promote in anyway any other airline company (other than Alaska) on its website or in connection with the Program. Until October 1, 2001, MyPoints may not engage in target/direct marketing that is not otherwise connected with the Program on behalf of Delta Airlines or American Airlines without United's prior written consent, which shall not be unreasonably withheld. After October 1, 2001, if United pays to MyPoints $100,000 for each quarter thereafter, MyPoints agrees not to engage in target/direct marketing that is not otherwise connected with the Program on behalf of Delta Airlines or American Airlines without United's prior written consent, which shall not be unreasonably withheld.

7.   Use of Customer Information.  Subject in all instances to MyPoints' then
     ---------------------------
     current privacy policy and, to the extent applicable, to each predecessor policy and to applicable law, MyPoints shall provide (i) aggregated data on point of redemption (by zip code) to United on a monthly basis for all participants in the Program that redeem points for Certificates, and (ii) the responses to the questions set forth under "Travel-Related Questions" on Attachment C from each Program participant that redeems points for
        ------------
     Certificates. With respect to clause (ii) above, United agrees to cooperate
                                   -----------
     with MyPoints, and MyPoints agrees within thirty days of the date of this Agreement, to develop a plan to imbed the "Travel-Related Questions" into the Certificate redemption process and, upon completion of such plan, MyPoints agrees to use its commercially reasonable efforts to implement such plan as promptly as practicable. Notwithstanding the foregoing, until such time as MyPoints has imbedded the "Travel-Related Questions" into the Certificate redemption process, MyPoints shall use its commercially reasonable efforts to collect the "Travel-Related Questions" through any other means available to it. In addition, MyPoints agrees to use its commercially reasonable efforts to obtain any additional information United may request from time to time to the extent such information is consistent with MyPoints' then current privacy policy and, to the extent applicable, each predecessor policy and applicable law. With respect to clauses (i) and
                                                                 -----------
     (ii) above, United and MyPoints agree to share equally any increased costs
     ----
     reasonably incurred by MyPoints in collecting such data. If United requests information not contemplated by clauses (i) and (ii) above, the sole cost
                                     -----------     ----
     of collecting such data shall be borne by United. MyPoints further grants to United and its affiliates a non-transferable, non-exclusive, world-wide, perpetual, irrevocable, royalty-free license to use the information contemplated by this Section 7 or any information United may request
                          ---------
     MyPoints to collect pursuant to this Section 7.
                                          ---------

8.   Other Terms and Conditions.
     --------------------------

     A. All tickets issued upon the redemption of Certificates distributed pursuant to the Program will be subject to the tariffs, United's contract of carriage, ticket terms and re-accommodation policies, and all other rules and regulations applicable to the public for the applicable fare class in which the ticket is issued. United's obligation to issue tickets upon redemption of Certificates distributed pursuant to the Program is subject to the terms and conditions of this Agreement.

     B. All tickets issued by United pursuant to Certificates distributed pursuant to the Program are exclusive of all taxes and fees applicable to the passenger itinerary, including passenger facility charges, international departure taxes and fees, federal inspection fees, federal excise segment taxes, and any other applicable taxes or fees, which will be calculated and assessed at the time of ticketing and which will be the responsibility of the passenger redeeming the Certificate(s).

     C. All Certificates distributed pursuant to the Program, and subsequently redeemed, are subject to the rules, regulations, terms and conditions described herein. Other rules, regulations, terms and conditions, as determined by the parties hereto, may apply.

                                    5 of 20
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     D.   United and all of its parents, subsidiaries, affiliates and agents shall not be responsible or liable for any products or services that are offered by MyPoints.

     E. MyPoints shall be solely responsible for communicating directly with any consumer to resolve any problems that the consumer may have regarding the Program. If a consumer contacts United about the Program or any Certificates distributed pursuant thereto, then United shall direct the consumer to MyPoints so that MyPoints may address and resolve the problem on behalf of the consumer.

     F.   This Agreement, including Attachments A, B and C hereto, constitute
                                    -------------  -     -
          the entire agreement and understanding of the parties on the specific subject matter hereof, and, as of the Effective Date, supersedes all prior agreements, whether written or oral, between the parties concerning the specific subject matter hereof. This Agreement may be modified only by further written agreement signed by all of the parties hereto.

                                    6 of 20
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.



MYPOINTS.COM, INC.                   UNITED AIR LINES, INC.

By: /s/ John Fullmer                 By: /s/ Douglas A. Hacker
    ----------------------------         -------------------------------
Name:  John Fullmer                  Name:  Douglas A.  Hacker
Title: Chief Executive Officer       Title: Executive Vice President-Finance and
                                     Planning and Chief Financial Officer

                                    7 of 20
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ATTACHMENT A

                         Standard Terms And Conditions
                         -----------------------------

                                    8 of 20
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ATTACHMENT A


1.   Confidentiality


     A. Except in any proceeding to enforce any of the provisions of this Agreement, neither party (the "User") shall, without the prior written
                                         ----
          consent of the other party (the "Owner"), publicize or disclose to any
                                           -----
          third party, either directly or indirectly, any of the following (the
          "Confidential Information"):
           ------------------------

          (i) This Agreement or any of the terms or conditions of this Agreement, including the attachments hereto; or

          (ii) Any confidential or proprietary information or data, either oral or written, received from and designated as such by the Owner.

     B. If either party is served with a subpoena or other legal process requiring the production or disclosure of any Confidential Information, then that party, before complying, shall immediately notify the Owner and shall use its reasonable efforts to permit the Owner a reasonable period of time to intervene and contest production or disclosure.

     C. Upon termination or expiration of this Agreement, the User must return or destroy all copies of any and all Confidential Information received from the Owner.

     D. Each party shall restrict all Confidential Information provided to its respective employees and agents on a "need to know" basis.

     E.   If the User breaches this Article 1, then the Owner may terminate this
                                    ---------
          Agreement immediately, upon written notice to the User.

     F. Except as expressly provided herein, each party shall use the Confidential Information of the other party solely to perform its obligations under this Agreement.

     G. Each party hereto acknowledges that any failure by it to maintain the complete confidentiality of the Confidential Information hereunder will have a direct and severe adverse impact on the other party's business, which will subject the other party to irreparable harm, and that the other party may, without jeopardizing any other rights or remedies such other party may have, seek a court order or injunction without further notice to protect the confidentiality of its information and to halt any unauthorized disclosure thereof.

     H.   The confidentiality obligations of the parties hereto pursuant to this
          Article 1 are of a continuing nature and shall survive the termination
          ---------
          or expiration of this Agreement.

2.   Logos and Service Marks

     A. Neither party hereto shall use any of the other party's names, logos, logotype, insignia, service marks, trademarks, trade names, trade dress, copyrights, corporate goodwill or other proprietary intellectual property, including without limitation the names "United Air Lines, Inc.," "United Airlines," "United," "United NewVentures," "Mileage Plus," or "MyPoints," in any marketing, advertising or promotional collateral, including without limitation credit card or similar solicitations (which are expressly forbidden), except when each specific use has been approved in advance, in writing, by the other party. When such approval is granted, either party shall comply with any and all conditions that the other party may impose to protect the use of any of that party's names, logos, logotype, insignia, service marks, trademarks, trade names, copyrights, corporate goodwill or other proprietary intellectual property. All goodwill accruing as a result of the use of a party's names, logos, logotype, insignia, service marks, trademarks, trade names, trade dress and copyrights, shall inure to the benefit of such party.

     B. Except as expressly provided herein, no right, property, license, permission or interest of

                                    9 of 20
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ATTACHMENT A


          any kind in the use of any name, logo, logotype, insignia, service mark, trademark, trade name, copyright, corporate goodwill or other proprietary intellectual property owned by United or any of its affiliates or MyPoints is intended to be given to or acquired by the other party hereto, its agents, servants, and/or other employees by the execution or performance of this Agreement.

3.   Title to Data

     United acknowledges that MyPoints has full title and complete ownership rights to data and information developed by MyPoints or any of its affiliates, wherever located, and such title shall remain with MyPoints during the term of this Agreement. Full title and complete ownership rights to data and information developed by United or any of its affiliates, wherever located, shall remain with United. MyPoints understands and agrees that such data and information constitutes United's proprietary information whether or not any portion thereof is or may be validly copyrighted. Any membership lists, labels, data or other compiled membership information supplied to MyPoints in any form by United or any of its affiliates and any and all copies thereof are to be used by MyPoints exclusively in its performance of its obligations pursuant to this Agreement as agreed to by United, and will not be otherwise used, sold, licensed, leased, transferred, e-mailed, bartered, traded, stored in a retrieval system, duplicated, or transmitted, in any form by any means, without prior written consent of United.

4.   Disclaimer

     EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, DESIGN, TITLE, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE. TO THE EXTENT THAT A PARTY MAY NOT, AS A MATTER OF LAW, DISCLAIM ANY WARRANTY, THE PARTIES AGREE THAT THE SCOPE AND DURATION OF ANY SUCH WARRANTY SHALL BE THE MINIMUM PERMITTED UNDER APPLICABLE LAW.

                                   10 of 20
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ATTACHMENT A


5.   Indemnification

     A. Except as otherwise provided for in this Agreement, each party (the "Indemnitor") shall indemnify, defend and hold harmless the other
           ----------
          party, its subsidiaries and affiliates, and their officers, directors, employees and agents (the "Indemnitees") from and against any and all
                                     -----------
          liabilities, damages, losses, expenses, claims, demands, suits, fines, or judgments, including but not limited to reasonable attorneys' fees, costs, and related expenses, which may be suffered by, accrue against, or be recovered from any of the Indemnitees resulting from any claim or suit brought by any third party or parties arising out of or in connection with:

          (i) Any failure of performance or wrongful performance by the Indemnitor of any of its obligations under this Agreement; or

          (ii) Any negligence or willful misconduct of the Indemnitor relating to, arising out of or in connection with this Agreement.

     B. Notwithstanding any language in this Agreement to the contrary, MyPoints shall indemnify, defend and hold harmless United or any of its affiliates from and against any liability resulting from any U.S. federal excise tax, interest or penalty due by law under this Agreement, and MyPoints shall reimburse United or any of its affiliates if any of them have properly remitted such tax, interest or penalty on behalf of MyPoints.

     C.   For the purposes of this Article 4, United and each of its affiliates
                                   ---------
          shall be deemed the Indemnitees of MyPoints.

     D. The indemnity, defend and hold harmless obligations of the parties pursuant to this Article 4 are of a continuing nature and shall
                           ---------
          survive the expiration of this Agreement.

     E. The Indemnitor's obligations are conditioned upon the Indemnitee: (i) giving the Indemnitor prompt written notice of any claim, action, suit or proceeding for which the Indemnitee is seeking indemnity; (ii) granting control of the defense and settlement to the Indemnitor (provided that no claim, action, suit or proceeding shall be settled without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed); and (iii) reasonably cooperating with the Indemnitor at the Indemnitor's sole expense. Notwithstanding anything contained herein to the contrary, the Indemnitee retains the right to participate in the defense of and/or settlement negotiations related to any indemnifiable claim with counsel of its own selection at its sole cost and expense.

6.   Governing Law and Jurisdiction

     This Agreement and any dispute arising under or in connection with this Agreement, including any action in tort, shall be governed by and construed in accordance with the laws of the State of Illinois, U.S.A., without regard to any conflicts of law principles which may direct the application of the laws of any other jurisdiction. The courts of the State of Illinois, U.S.A., shall have non-exclusive jurisdiction to settle any dispute relating to, arising out of or in connection with this Agreement.

7.   Compliance with Applicable Laws

     Each party hereto shall comply with all applicable federal, state and local laws and regulations with respect to its performance under this Agreement.

                                   11 of 20
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ATTACHMENT A


8.   EXCLUSION OF CONSEQUENTIAL DAMAGES

     EXCEPT AS PROVIDED UNDER "INDEMNIFICATION," ABOVE, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT BASED ON CONTRACT, TORT, WARRANTY CLAIMS OR OTHERWISE, ARISING FROM ANY PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, AND EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER REGARDING SUCH DAMAGES.

9.   Non-Assignment

     Neither party shall assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party hereto (the "Non-Assigning Party"),
                                                     -------------------
     except that either party (the "Assigning Party") may assign this Agreement
                                    ---------------
     to its direct or indirect parent corporation, or any majority-owned subsidiary or affiliate of its parent corporation or its holding corporation, without consent of the Non-Assigning Party; provided, however,
                                                              --------  -------
     that such parent corporation, subsidiary or affiliate assumes all of the obligations of the Assigning Party hereunder. Any violation of this provision will be cause for immediate termination of this Agreement or, at the option of the Non-Assigning Party, the Non-Assigning Party may declare the assignment of any of the rights or obligations under this Agreement null and void as of the date of the purported assignment. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of each party hereto.

10.  Force Majeure

     Except for any payment obligations, neither party shall be liable for delays or failure in performance under this Agreement caused by acts of God, war, strike, labor dispute, work stoppage, fire, act of government, or any other cause, whether similar or dissimilar, beyond the control of that party.

11.  Relationship of the Parties

     This Agreement is not intended to nor shall it be construed to create or establish any employer-employee, agency, partnership, or joint venture relationship between the parties. Neither party shall have any right to enter into any contract or commitment in the name of the other party, to incur any obligation for, create any liability for, or bind the other party in any respect whatsoever.

12.  Non-Waiver

     Any previous waiver, forbearance, or course of dealing shall not operate as or be deemed a waiver of any subsequent default or breach and will not affect the right of either party to require strict performance and observance of any provision of this Agreement.

13.  Post-Expiration Rights

     All obligations of each party that have accrued before expiration of this Agreement or that are of a continuing nature, including without limitation any indemnity or confidentiality provisions herein, shall survive the expiration of this Agreement.

                                   12 of 20

ATTACHMENT A


14.  Severability

     Should any clause or any part of any clause of this Agreement be found invalid or unenforceable, the remainder of this Agreement shall continue to remain valid and enforceable unless the provision in its modified state would materially and adversely affect the essence of the Agreement. The invalid or unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner which comes as close as possible to achieving the intended result of the original provision.

15.  Captions

     The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement.

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

ATTACHMENT A


16.  Notices

     Any notices required to be sent under this Agreement shall be sent by first class mail, postage prepaid, or by a nationally recognized overnight courier. Notices sent via electronic means (e.g., e-mail or facsimile) will be effective immediately if received prior to 5:00 p.m. local time of the recipient. All other notices shall be effective the first business day after receipt. Notices shall be addressed as follows:

     ---------------------------------------------------------------------------------------------
     If to MyPoints, address as follows:                    If to United, address as follows:
     MyPoints.com                                           United Air Lines, Inc.
     100 California Street, 12/th/ Floor                    1200 E. Algonquin Road
     San Francisco, CA 94111                                P.O. Box 66100
     Attn: Layton Han                                       Elk Grove Township, IL 60007
     Facsimile:                                             Attn: Scott Garner
                                                            Facsimile: (847) 700-9569
     ---------------------------------------------------------------------------------------------

                                   14 of 20

ATTACHMENT B

TRAVEL REDEMPTION OPTIONS FOR MYPOINTS CUSTOMERS

   Type    Description ($               Fare Restriction       Other Restriction     Cost to MyPoints
           off or % off)
Discount Travel Certificates
    1            $ 25.0                 >$200, WW              None                  $  8.0
    2            $ 50.0                 >$300, WW              None                  $ 15.0
    3            $ 50.0                 >$200, WW              None                  $ 30.0
    4            $ 75.0                 >$350, WW              None                  $ 45.0
    5            $100.0                 >$450, WW              None                  $ 70.0

Companion Travel Certificates
    6               25%                 Coach, US              None                  $ 50.0
    7               50%                 Coach, US              None                  $125.0
    8               75%                 Coach, US              None                  $175.0
    9              100%                 Coach, US              None                  $250.0
   10               25%                 Coach, NA              None                  $100.0
   11               50%                 Coach, NA              None                  $200.0
   12               75%                 Coach, NA              None                  $300.0
   13              100%                 Coach, NA              None                  $450.0

Roundtrip Travel Certificates
   14              100%                 Q/V Class, US          None                  $380.0
   15              100%                 Q/V Class, Shuttle     None                  $140.0

Note: US = Contiguous US 48 States; NA = North America including Hawaii and Alaska; WW = Worldwide; Shuttle = Any United Shuttle Flight
Note: In general all standard mileage plus award travel restrictions would apply to these certificates in addition to ones listed above

                                    15 of 20

ATTACHMENT B

                   Terms and Conditions of the Certificates
                   ----------------------------------------

United Discount Travel Certificates
-----------------------------------

1. Valid Carrier: This discount may be applied to United Airlines, United Shuttle(R), United Express(R) operated flights and United Ground Link(R), but not to flights operated by other airlines (such as United-marketed code share and Star Alliance flights).
2. Valid Routing: To take advantage of this discount you must begin your travel in the 50 United States, Puerto Rico or U.S. Virgin Islands and fly to any city served by United Airlines, United Shuttle or United Express worldwide.
3. Allowable Fares: This discount may be used on published United Economy (H, Q, V or W) class fares of $125 or more. These qualifying fares are the lower, more restrictive fares for travel in the economy cabin. Since these fares are booked in a special class of service, they might not be available on all flights or on all days of the week when you travel.
4. Restricted Fares: This discount may not be used on the following fare types: United First(R) (F, A, P) class, United Business (C, D) class, United Economy (Y, B, M) class, companion, travel industry, G class, contract, bulk, convention, tour conductor, children, family plan, government, group, military, senior citizen, student, youth, infant, tour basing, Around-the-World, Circle-the-Pacific, Visit USA Fares or any non-published fares.
5. Fare Rules: The published fare you qualify for depends on what class of service is available on the days you travel. Some markets may have lower fares available without the discount. Keep in mind, you must travel round-trip on United (open jaw & circle trips are allowed too). The discount may not be used when you travel one way. Other restrictions may apply.
6. Blackout Dates: This discount is not allowed on certain days of the year depending on your destination. To check these blackout days (which are the same as United's Mileage Plus blackouts) contact United Airlines or your travel professional.
7. Mileage Plus Accrual: The passenger may accrue Mileage Plus miles, even with this discount.
8. Upgrades: To determine if an upgrade certificate may be used together with this discount, refer to the terms, conditions and booking class restrictions associated with each upgrade.
9. Ticketing: You may redeem this certificate using United's Electronic Ticketing by calling United Airlines or your travel professional. You may also ticket by mail or through a United Airlines city ticket office or airport location. Discount only applies when ticket is purchased within the 50 United States, Puerto Rico or U.S. Virgin Islands. Certificate must be surrendered at time of initial ticketing and can not be redeemed via the internet.
10. Changes/Refunds: The rules of the United Economy fare you purchase determine what changes or refunds are allowed. Any refund due is based on the amount actually paid. The certificate discount may not be reapplied toward the purchase of another ticket when exchanging or refunding your original ticket, except when the original ticket qualifies for a reduced fare (guaranteed airfare rule applies). Check with United Airlines or your travel professional.
11. Other Important Notes: This discount may only be applied to the purchase of one new ticket and may not be applied to previously ticketed reservations. Certificate has no cash value and may not be altered or duplicated. Lost, stolen, expired or destroyed certificates will not be replaced. Only one discount certificate, discount voucher or discount may be used per ticket. The senior citizen 10% discount may not be used with this discount. This certificate is void if sold or bartered.

United Companion Travel Certificates:
-------------------------------------

1. Valid Carrier: This discount may be applied to United Airlines, United Shuttle, United Express operated flights and United Ground Link, but not to flights operated by other airlines (such as United-marketed code share and Star Alliance flights).

                                    16 of 20

ATTACHMENT B


2. Valid Routing: To take advantage of this discount you must begin your travel in the 50 United States, Puerto Rico or U.S. Virgin Islands and fly to a city served by United Airlines, United Shuttle or United Express. Some certificates are valid for travel only within the 48 continental United States. Other certificates may permit travel outside the continental United States (see certificate for complete details).

3. Allowable Fares: Paid ticket must be a valid, published fare in Economy Class only with a minimum fare value of $300. Seats are capacity controlled and certain classes may not be available on all flights or on all days of the week when you travel.

4. Restricted Fares: This discount may not be used when the paid ticket is one of the following fare types: United First (F,A,P) or United Business (C,D), travel industry, G class, contract, bulk, convention, tour conductor, children, family plan, government, group, military, senior citizen, student, youth, infant, tour basing, Around-the World, Circle-the Pacific, Visit USA Fares or any non-published fare.

5. Fare Rules: Companion ticket is only valid for travel when accompanied by the fare-paying passenger. Travel must be roundtrip on United, with both passengers traveling together on the same itinerary. Both passengers must confirm reservations, purchase tickets and travel together on the same flights, on the same dates, and in the same cabin of service. No further discounts may be used toward the fare paying passenger's ticket.

6. Blackout Dates: This discount is not allowed on certain days of the year depending on your destination. To check these blackout days (which are the same as United's Mileage Plus blackouts) contact United Airlines or your travel professional.

7. Mileage Plus Accrual: The passenger may not accrue Mileage Plus miles while traveling on this companion ticket.

8. Upgrades:  Upgrades may not be used when traveling on this companion ticket.

9. Ticketing: You may redeem this certificate using United's Electronic Ticketing by calling United Airlines or your travel professional. You may also ticket by mail or through a United Airlines city ticket office or airport location. Discount only applies when ticket is purchased within the 50 United States, Puerto Rico or U.S. Virgin Islands. Certificate must be surrendered at time of initial ticketing and can not be redeemed via the internet.

10. Changes/Refunds: Once ticketed, companion ticket is nonrefundable. You may change your flight dates and time for a $100 service fee. No changes to origin or destination are allowed.

11. Other Important Notes: This discount may only be applied to the purchase of one new ticket and may not be applied to previously ticketed reservations. Certificate has no cash value and may not be altered or duplicated. Lost, stolen, expired or destroyed certificates will not be replaced. This certificate is void if sold or bartered.

                                    17 of 20

ATTACHMENT B

United Roundtrip Travel Certificates:
-------------------------------------

1. The Certificates will be offered to members of the Program during the term of this Agreement. Members accumulate points that may be redeemed for Certificates.

2. Certificates are redeemable for discounted round-trip air transportation on United, United Shuttle(R) ,United Express(R) and United Ground Link in the 48 contiguous United States, subject to the following travel restrictions:

     A.   Valid for travel for twelve months from the date of issuance.

     B. Travel with this certificate is not allowed on certain days of the year depending on your destination. To check these blackout days (which are the same as United's Mileage Plus blackouts) contact United Airlines or your travel professional.

3. 14 day advance purchase ticketing is required, and ticketing must take place at any designated United ticketing location or by mail. Tickets must be issued using United Airline ticket stock.

4. Round-trip travel and a Saturday night stay is required (except for Las Vegas, Reno and certain ski cities where a 2 night minimum stay is required). The maximum stay is 30 days.

5. Tickets, once purchased/ticketed, are non-refundable, non-transferable and non-endorsable. Certificates are non-refundable and non-transferable, except as provided herein and on the Certificates.

6. Travel is booked United Economy(R), in "W" class of service, subject to availability.

7.   Redemption is limited to one Certificate per ticket.

8. Tickets issued pursuant to the redemption of Certificates are valid for travel on United, United Shuttle(R), United Express(R) and United
     Ground Link.. Certificates are not redeemable for travel on United-marketed code share flights and Star Alliance flights.

9. No stopovers or open jaws or circle trips are permitted on tickets redeemed pursuant to Certificates.

10. Not combinable with any other offers. Other restrictions may apply as determined by the parties hereto.

Other Terms and Conditions:
--------------------------

1. Certificates are non-refundable by United, but are refundable by MyPoints, to the consumer. The Certificates are non-transferable, except as provided on the Certificates. Certificates, if lost, will only be voided and re-issued upon payment of a USD $25.00 fee per voided Certificate and re-issued a new Certificate. MyPoints is solely responsible for the Certificates once they are printed.

2. Qualified Mileage Plus Members traveling on tickets issued upon redemption of a Certificate are eligible to earn Mileage Plus Miles in accordance with the rules and regulations of the Mileage Plus Program.

3. Certificates are void if altered and where prohibited by applicable law. Certificates are redeemable only for air transportation and have no cash value, and are void if sold for cash or other consideration.

4. Certificates are for individual and personal use only, and may not be used for business or corporate travel.

5. Previously purchased tickets may not be issued pursuant to the redemption of Certificates.

6.   Certificates will not be replaced if lost, stolen or destroyed.

                                    18 of 20

ATTACHMENT B


7. All tickets issued by United pursuant to the redemption of Certificates are exclusive of all taxes and fees applicable to the passenger itinerary, including passenger facility charges, international departure taxes and fees, federal inspection fees, federal excise segment taxes, and any other applicable taxes or fees, which will be calculated and assessed at the time of ticketing and which will be the responsibility of the passenger redeeming the Certificate(s). Such tickets are non-refundable.

8. All tickets issued upon the redemption of Certificates issued pursuant to the Program will be subject to the tariffs, United's contract of carriage, ticket terms, and re-accommodation policies, and all other rules and regulations applicable to the public for the applicable fare class ("W") in which the ticket is issued. Certificates issued pursuant to the Program are subject to the terms and conditions of this Agreement and are subject to certain blackout dates (see above) and to the availability of seats on the specified dates and for the specified class of service.

9. United shall be the final authority on the interpretation of these rules and regulations.

                                    19 of 20

ATTACHMENT C

                                 Customer Data
                                 -------------

Basic Demographic Information


 .    Zip Code


Travel-Related Questions


 .    How many air round trips have you taken in the past 12 months for business purposes? [None][1-2] [3-4][5-7][8-11][12-24][More than 25]

 .    How many air round trips have you taken in the past 12 months for leisure purposes? ? [None][1-2] [3-4][5-7][8-11][12-24][More than 25]

 .    Which airline do you use most frequently?

 .    Please indicate your interest in traveling: [Not Interested][Somewhat
     Interested][Very Interested]

 .    Have you purchased Travel Services over the Internet in the past 12 months?
     [Yes][No]

 .    Which of the following travel services have you purchased over the Internet in the past 12 months? [airline] [car rental] ][hotel] [package tours] [travel books] [luggage] [other]

                                    20 of 20